NextDecade Announces Positive Final Investment Decision and Financial Close on Train 5 at Rio Grande LNG
Train 5 is NextDecade’s second positive FID in just over a month
Train 5 fully funded with no material impact to NextDecade common shares outstanding
HOUSTON--(BUSINESS WIRE)—October 16, 2025--NextDecade Corporation (NextDecade or the Company) (NASDAQ: NEXT) announced today that it has made a positive final investment decision (FID) on Train 5 at Rio Grande LNG, closed financial transactions to fully fund Train 5 and related infrastructure, and issued full notice to proceed to Bechtel Energy Inc. (Bechtel) for Train 5.
“Today, we are excited to announce that we have made a positive FID on Train 5, marking the second FID for NextDecade in just over a month,” said Matt Schatzman, NextDecade’s Chairman and Chief Executive Officer. “This achievement is the result of tireless effort by our team and our partners, and I would like to thank the entire NextDecade team, our equity partners, our Train 5 LNG customers, Bechtel, our financing partners, and our local stakeholders for helping bring Train 5 FID to fruition.”
Positive FID Achieved on Train 5
On October 16, 2025, NextDecade made a positive FID and issued full notice to proceed to Bechtel under the Company’s lump-sum, turnkey engineering, procurement, and construction (EPC) contract for Train 5 and related infrastructure. Train 5 has expected LNG production capacity of approximately 6 million tonnes per annum (MTPA), bringing the total expected LNG production capacity under construction at Rio Grande LNG to approximately 30 MTPA.
Train 5 is commercially supported by 4.5 MTPA of 20-year LNG Sale and Purchase Agreements (SPAs) with JERA, EQT Corporation, and ConocoPhillips. The guaranteed substantial completion date for Train 5, as well as the date of first commercial delivery (DFCD) under the Train 5 LNG SPAs, is anticipated in the first half of 2031.
Project costs for Train 5 and related infrastructure are expected to total approximately $6.7 billion, including EPC costs, owner’s costs, contingencies, financing fees and interest during construction, and other costs1.
To fully fund the expected costs for Train 5 and related infrastructure, the Company successfully closed on approximately $6.7 billion in committed financing, including:
•$3.59 billion term loan facility at Rio Grande LNG Train 5, LLC;
•$0.50 billion private placement notes at Rio Grande LNG Train 5, LLC;
•$1.29 billion in equity commitments from NextDecade; and
•$1.29 billion in equity commitments from partners Global Infrastructure Partners, a part of BlackRock (GIP), GIC, Mubadala Investment Company (together, the Financial Investors).
NextDecade received $117 million at financial close from Rio Grande LNG Train 5, LLC for development costs and management services.

NextDecade has an initial economic interest of 50% in Train 5, which will increase to 70% after the Financial Investors achieve certain returns on their investments in Train 5.
NextDecade Train 5 Equity Commitment Financed with No Material Impact to Common Shares Outstanding
NextDecade used $233 million of cash on hand and entered into a total of $1.33 billion in term loans to finance its portion of Train 5 equity funding commitments without a material impact to NextDecade common shares outstanding.
The FinCo Loan is a $729 million delayed draw bank facility that bears interest at SOFR plus 350 basis points. Commitments under the FinCo Loan are cancellable and can be prepaid without penalty.
The SuperFinCo Loan is a $600 million term loan, with net proceeds disbursed at financial close. The SuperFinCo loan bears interest at 13%, with interest payable in kind until one year after Train 5 completion, and is callable at par beginning in September 2030.
Investor Presentation and Webcast
NextDecade will host a conference call and webcast to discuss today’s announcements on October 17, 2025, at 10:00am Central Time. The webcast and accompanying presentation may be accessed through the Company’s website at https://investors.next-decade.com. A replay will also be available after the webcast concludes.
1 Each expansion train will be obligated to make a payment, at its applicable start-up date, to the trains in commercial operation at such date for such expansion train’s proportionate share of the capital costs of the common facilities that such expansion train will access, net of the capital cost of any common facilities constructed under the EPC agreement for the applicable expansion train project, if any. The Train 5 expected project costs presented in this press release include estimates of these “true up” payments.
About NextDecade Corporation
NextDecade is committed to providing the world access to reliable, lower carbon energy. We are focused on delivering secure, low-cost, and sustainable energy solutions through the safe and efficient development and operation of natural gas liquefaction and carbon capture and storage infrastructure. Through our subsidiaries, we are developing and constructing the Rio Grande LNG natural gas liquefaction and export facility near Brownsville, Texas, with approximately 48 MTPA of potential liquefaction capacity currently under construction or in development. We are also developing a potential carbon capture and storage project at the facility that is expected to make meaningful impacts toward a lower carbon future. NextDecade’s common stock is listed on the Nasdaq Stock Market under the symbol “NEXT.” NextDecade is headquartered in Houston, Texas. For more information, please visit www.next-decade.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “contemplate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “might,” “will,” “would,” “could,” “should,” “can have,” “likely,” “continue,” “design,” “assume,” “budget,” “guidance,” “forecast,” and "target," and other words and terms of similar expressions are intended to identify forward-looking statements, and these statements may relate to the business of NextDecade and its subsidiaries. These statements have been based on assumptions and analysis made by NextDecade in light of current expectations, perceptions of historical trends, current conditions and projections about future events and trends and involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. Although NextDecade believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that the expectations will prove to be correct. NextDecade’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in NextDecade’s periodic reports that are filed with and available from the Securities and Exchange Commission. Development of additional expansion trains at the Rio Grande LNG Facility or CCS projects remains contingent upon receipt of requisite governmental approvals, execution of definitive commercial and financing agreements, securing all financing commitments and potential tax incentives, achieving other customary conditions and making a final investment decision to proceed. The forward-looking statements in this press release speak as of the date of this release. NextDecade may from time to time voluntarily update its prior forward-looking statements, however, it disclaims any commitment to do so except as required by securities laws.
NextDecade Contacts
Investors
Megan Light
mlight@next-decade.com
832-981-6583
Media
Susan Richardson
srichardson@next-decade.com
832-413-6400